Exhibit 99

RESIDEO ANNOUNCES SECOND QUARTER 2020 FINANCIAL AND OPERATING RESULTS

AUSTIN, Texas, August 4, 2020 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions, today announced financial and operating results for the second quarter ended June 30, 2020.

Highlights

-	Net Revenue of $1.0 billion, down 17% from $1.2 billion in the second quarter 2019

-	GAAP Net Loss of $76 million; compared to GAAP Net Loss of $11 million in the second quarter 2019

-	Adjusted Net Income[1] of $21 million, compared to Adjusted Net Income[1] of $63 million in the second quarter 2019

-	Adjusted EBITDA[2] of $63 million, down 48% from $122 million in the second quarter 2019

-	GAAP EPS of negative $0.62; Adjusted EPS[3] of $0.17

Second Quarter Performance

Consolidated revenue of $1.0 billion in the second quarter 2020 decreased 17% compared with prior year of $1.2 billion. ADI Global Distribution segment revenue was $631 million, a decrease of 10% compared with revenue of $705 million in the prior year due to branch closures and COVID-related volume decline early in the quarter. Products & Solutions segment revenue was $398 million, a decrease of 26% compared with revenue of $537 million in the prior year driven by lower COVID-related demand early in the quarter and COVID-related production delays due to factory labor and supply chain challenges.

Gross profit percentage for the second quarter 2020 was 23%, compared to 26% from the prior year. The decline in gross profit percentage was attributed to lower revenue across both segments coupled with increased factory costs related to COVID-19 safety measures and unfavorable sales mix. These were partially offset by cost savings from transformation programs.

[1]	Previously presented as Adjusted Net Income excluding Honeywell reimbursement agreement cash payments (see Table 5 for description of change)
[2]	Previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement cash payments (see Table 5 for description of change)
[3]	Previously presented as Adjusted EPS excluding Honeywell reimbursement agreement cash payments (see Table 5 for description of change)

Selling, general and administrative (“SG&A”) expenses for the second quarter 2020 were $242 million, down 14% from the prior year of $281 million. The decrease was a result of ongoing cost savings from transformation programs, COVID-19 related cost management actions and lower spin-related costs. These were partially offset by increased costs associated with transformation projects, commercial investments in our business and labor inflation.

Resideo’s operating loss of $6 million in the second quarter 2020 compared to a prior year operating profit of $42 million. The operating loss was due to lower gross profit, partially offset by lower SG&A expenses.

Adjusted EBITDA for the second quarter 2020 was $63 million, representing a decrease of 48% compared with $122 million in the prior year, as a result of lower revenue and previously mentioned unfavorable sales mix, and increased factory costs partially offset by cost savings from transformation programs.

ADI Global Distribution segment revenue decreased 10% to $631 million in the second quarter 2020 from $705 million in the prior year, because of COVID-19 related branch closures as well as modified/restricted operating activities in certain branches and lower customer activity in our stores across all sales regions. Segment Adjusted EBITDA decreased from $47 million in the prior year to $28 million in the second quarter 2020, representing a decrease of 40% year-over-year, primarily due to lower revenue, partially offset by COVID-19 cost management actions.

Products & Solutions segment revenue decreased 26% to $398 million in the second quarter 2020 from $537 million in the prior year. The segment experienced lower revenue across all business lines. Segment Adjusted EBITDA decreased from $75 million in the prior year to $35 million in the second quarter 2020, representing a decrease of 53% year-over-year. The decline was driven by previously described impacts as well as investments to support new product launches, and labor and other cost inflation. Cost management efforts and transformation programs helped mitigate volume impacts to segment Adjusted EBITDA.

Year-to-Date Performance

Consolidated revenue for the six months ended June 30, 2020 was $2.2 billion, down 10% compared with the revenue for the prior year of $2.5 billion. ADI Global Distribution revenue for the six months ended June 30, 2020 was $1.3 billion, a decrease of 3% compared with revenue of $1.4 billion for the prior year. Products & Solutions revenue for the six months ended June 30, 2020 was $873 million, a decrease of 20% compared with $1.1 billion for the prior year.

Gross profit percentage for the six months ended June 30, 2020 was 24%, compared to 27% for the prior year. The decline in gross profit percentage was the result of impacts from lower revenue across both segments coupled with increased factory costs related to COVID-19 safety measures and unfavorable sales mix. These were partially offset by cost savings from transformation programs.

SG&A expenses for the six months ended June 30, 2020 were $492 million, down 7% from the prior year of $528 million. The decrease was driven by ongoing cost savings from transformation programs, COVID-19 related cost actions, and a decrease in spin-related costs. These were partially offset by transformation related costs, commercial investments, and labor and other cost inflation.

Operating profit of $28 million for the six months ended June 30, 2020 decreased 78% compared to operating profit of $127 million for the prior year. The decline was a function of the aforementioned impacts partially offset by lower SG&A expenses.

The Company’s operating profit percentage was 1% for the six months ended June 30, 2020 compared to 5% for the prior year. The margin decline was a result of previously described impacts, but partially offset by lower SG&A expenses. For the six months ended June 30, 2020 the Company reported a GAAP Net Loss of $97 million, or negative $0.79 per share.

Consolidated Adjusted EBITDA of $162 million for the six months ended June 30, 2020 declined $87 million, or 35% as compared to $249 million for the prior year. Products & Solutions segment Adjusted EBITDA for the six months ended June 30, 2020 of $88 million, represented a 44% decline from $156 million for the prior year and ADI Global Distribution segment Adjusted EBITDA for the six months ended June 30, 2020 of $74 million, represented a 20% decline from $93 million for the prior year. Both segments’ Adjusted EBITDA for the six months ended June 30, 2020 were negatively impacted by lower revenues.

Cash Flow and Liquidity

The Company reported cash flows from operations of $71 million for the six months ended June 30, 2020, an increase of $108 million from the prior year. The increase was caused primarily by lower revenue which generated a higher release of working capital resulting in stronger cash flows and a significant increase in accrued liabilities, which included the previously announced $35 million deferral of the Honeywell Reimbursement Agreement payment as well as the $6 million Trademark License Agreement payment. The Company anticipates an increase in working capital and a decline in accrued liabilities in the third quarter as improvement in business activity continues.

Resideo and Honeywell have agreed to further defer, until October 30, 2020, the $35 million Reimbursement Agreement payment initially due April 30, 2020. On July 30, 2020 the Company paid the $6 million Trademark License Agreement payment deferred in the second quarter and made its regularly scheduled Reimbursement Agreement payment due to Honeywell. Resideo remains in ongoing dialogue with Honeywell regarding its overall relationship.

Financial and Operational Review Update

During the second quarter, Resideo made additional progress on its previously announced Financial and Operational review (“F&O”). The Company expects to realize net benefits of approximately $30 million to $40 million in 2020, the majority of which will be realized in the second half of 2020.

Management Remarks

“Thank you to our Board of Directors and the entire Resideo team for the warm welcome and, more importantly, the energy, commitment, and focus during these unprecedented times,” said President and CEO Jay Geldmacher. “Resideo continues to operate at the highest level of safety and concern for the wellbeing of our employees, professional installers, and customers. Our second quarter results announced today reflect the challenging operating environment caused by the COVID-19 pandemic. I am encouraged by the resilience our business has shown in the face of such headwinds, especially the momentum we saw in June exiting the second quarter. We are well positioned to weather near-term challenges and remain committed to ongoing strategic initiatives that will sustain long-term growth.”

Conference Call Details

Resideo will hold a conference call with investors on August 4, 2020, at 8:30 a.m. EST. To join the conference call, please dial 800-367-2403 (domestic) or +1 334-777-6978 (international) approximately 10 minutes before it starts. Please mention to the operator that you are dialing in for Resideo’s second quarter 2020 earnings call or provide the conference code 5537820. A replay of the conference call will be available from 12:30 p.m. EST Aug. 4, 2020, until 12:30 p.m. EST Aug. 11, 2020, by dialing 888-203-1112 (domestic) or +1 719-457-0820 (international). The access code is 5537820.

A real-time audio webcast of the presentation will be accessible at https://investor.resideo.com, where related materials will be posted before the presentation, and a replay of the webcast will be available for 30 days following the presentation.

About Resideo

Resideo is a leading global provider of critical comfort, residential thermal solutions and security solutions primarily in residential environments. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 contractors through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:

Media:	Investors:
Annalise Helms	Page Portas
(763) 777-4334	(512) 726-3799
annalise.helms@resideo.com	investorrelations@resideo.com

TABLE 1: SUMMARY OF FINANCIAL RESULTS – SEGMENT

($ millions)

	2Q 2020	2Q 2019	% Change	YTD 2020	YTD 2019	% Change
Products & Solutions
Revenue (1)	398	537	-26%	873	1,088	-20%
Segment Adjusted EBITDA(2)	35	75	-53%	88	156	-44%

ADI Global Distribution
Revenue	631	705	-10%	1,335	1,370	-3%
Segment Adjusted EBITDA(2)	28	47	-40%	74	93	-20%

Total Company
Revenue	1,029	1,242	-17%	2,208	2,458	-10%
Adjusted EBITDA (Non-GAAP) (2)(3)(4)	63	122	-48%	162	249	-35%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $84 million and $168 million for the three and six months ended June 30, 2020 and $74 million and $145 million for the three and six months ended June 30, 2019. ADI Global Distribution does not have any intersegment revenue.

(2)

The three months and six months ended June 30, 2019 include an adjustment for $6 million of costs directly related to the Spin-Off, of which $5 million relates to Products & Solutions Segment Adjusted EBITDA and $1 million relates to ADI Global Distribution Segment Adjusted EBITDA. Costs from the second quarter of 2019 were identified during the third quarter of 2019 as Spin-Off costs and are now included in our three and six months ended adjustments.

(3)	Table 5 includes reconciliations of Non-GAAP measures.
(4)	Adjusted EBITDA was previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP). See Table 5 for description of change.

TABLE 2: CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in millions except share and per share data)
Net revenue	$1,029	$1,242	$2,208	$2,458
Cost of goods sold (1)	793	919	1,688	1,803

Gross profit	236	323	520	655
Selling, general and administrative expenses (1)	242	281	492	528

Operating (loss) profit	(6)	42	28	127
Other expense, net	29	35	71	19
Interest expense	18	18	35	35

(Loss) income before taxes	(53)	(11)	(78)	73
Tax expense	23	—	19	36

Net (loss) income	$(76)	$(11)	$(97)	$37

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	123,203	122,700	123,083	122,635
Diluted	123,203	122,700	123,083	123,490
(Loss) Earnings Per Share
Basic	$(0.62)	$(0.09)	$(0.79)	$0.30
Diluted	$(0.62)	$(0.09)	$(0.79)	$0.30

1)

On January 1, 2020, the Company changed its classification of research and development expenses in the Consolidated Interim Statements of Operations from Cost of goods sold to Selling, general and administrative expenses, such that research and development expenses are excluded from the calculation of Gross profit. The impact on the three and six months ended June 30, 2019 Consolidated Interim Statement of Operations is a reduction of Cost of goods sold, an increase in Gross profit and an increase in Selling, general and administrative expenses of $27 million and $46 million, respectively. This reclassification had no effect on the previously reported Net (loss) income or the Company’s Consolidated Interim Statements of Comprehensive (loss) income, Consolidated Interim Statements of Cash flows, or Consolidated Interim Balance sheets.

TABLE 3: CONSOLIDATED INTERIM BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2020	2019
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$362	$122
Accounts receivable – net	704	817
Inventories – net	614	671
Other current assets	163	175

Total current assets	1,843	1,785
Property, plant and equipment – net	311	316
Goodwill	2,638	2,642
Other assets	374	385

Total assets	$5,166	$5,128

LIABILITIES
Current liabilities:
Accounts payable	$811	$920
Current maturities of debt	287	22
Accrued liabilities	564	552

Total current liabilities	1,662	1,494
Long-term debt	1,140	1,158
Obligations payable to Honeywell under Indemnification Agreements	585	594
Other liabilities	284	280
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 124,230 and 123,378 shares issued and outstanding as of June 30, 2020, 123,488 and 122,873 shares issued and outstanding as of December 31, 2019, respectively	—	—
Additional paid-in capital	1,775	1,761
Treasury stock, at cost	(5)	(3)
Retained (deficit) earnings	(59)	38
Accumulated other comprehensive (loss)	(216)	(194)

Total equity	1,495	1,602

Total liabilities and equity	$5,166	$5,128

TABLE 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
	2020	2019
Cash flows provided by (used for) operating activities:
Net (loss) income	$(97)	$37
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and amortization	42	36
Restructuring charges, net of payments	6	14
Stock compensation expense	14	14
Other	21	6
Changes in assets and liabilities:
Accounts receivable	113	(7)
Inventories – net	58	(95)
Other current assets	13	(8)
Accounts payable	(109)	25
Accrued liabilities	8	(17)
Obligations payable to Honeywell under Indemnification Agreements	(9)	(48)
Other	11	6

Net cash provided by (used for) operating activities	71	(37)

Cash flows used for investing activities:
Expenditures for property, plant, equipment and other intangibles	(31)	(38)
Cash paid for acquisitions, net of cash acquired	(35)	(17)

Net cash used for investing activities	(66)	(55)

Cash flows provided by (used for) financing activities:
Net proceeds from revolving credit facility	250	—
Repayment of long-term debt	(6)	(11)
Non-operating obligations paid to Honeywell, net	(1)	(18)
Tax payments related to stock vestings	(2)	(2)

Net cash provided by (used for) financing activities	241	(31)

Effect of foreign exchange rate changes on cash and cash equivalents	(6)	—

Net increase (decrease) in cash and cash equivalents	240	(123)
Cash and cash equivalents at beginning of period	122	265

Cash and cash equivalents at end of period	$362	$142

TABLE 5: RECONCILIATION OF NET (LOSS) INCOME (UNAUDITED) TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in millions except share and per share data)
Reconciliation of Net (loss) income to Adjusted net income (Non-GAAP)
Net (loss) income	$(76)	$(11)	$(97)	$37
Honeywell reimbursement agreement expense (1)	35	36	69	22
Stock compensation expense (2)	7	7	14	14
Restructuring charges	11	25	20	25
Other (3)	25	28	61	46
Income tax adjustments (4)	19	(22)	(17)	(10)

Adjusted net income (Non-GAAP) (5)	$21	$63	$50	$134

Adjusted earnings per share (Non-GAAP)
Basic adjusted earnings per share (Non-GAAP) (5)	$0.17	$0.51	$0.41	$1.09
Diluted adjusted earnings per share (Non-GAAP) (5)	$0.17	$0.51	$0.41	$1.09

Reconciliation of Net (loss) income to Adjusted EBITDA (Non-GAAP)
Net (loss) income	$(76)	$(11)	$(97)	$37
Net interest expense	17	17	34	33
Tax expense	23	—	19	36
Depreciation and amortization	21	20	42	36
Honeywell reimbursement agreement expense (1)	35	36	69	22
Stock compensation expense (2)	7	7	14	14
Restructuring charges	11	25	20	25
Other (3)	25	28	61	46

Adjusted EBITDA (Non-GAAP)(5)	$63	$122	$162	$249

(1)

Represents recorded expenses / gains related to the Honeywell reimbursement agreement. Pursuant to the Honeywell reimbursement agreement, we are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments are subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum). Such amounts are recorded in net income when they are probable and reasonably estimable. The cash payments under the Honeywell reimbursement agreement for the three and six months ended June 30, 2020 are $0 and $35 million, respectively, and for the three and six months ended June 30, 2019 are $35 million and $70 million, respectively.

(2)	Stock compensation expense adjustment includes only non-cash expenses.
(3)

For the three and six months ended June 30, 2020, Other represents $15 million and $27 million of items related to the Spin-Off, $14 million and $28 million of consulting and other fees related to transformation programs, ($4) million and $5 of non-operating (income) expense adjustment which excludes net interest (income), and $0 and $1 million acquisition-related expenses, respectively. For the three and six months ended June 30, 2019, Other represents $16 million and $34 million of items related to the Spin-Off, $12 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 and ($1) million in non-operating (income) expense adjustment which excludes net interest (income). The three and six months ended June 30, 2019 includes an adjustment for $6 million of costs directly related to the Spin-Off. Costs from the second quarter of 2019 were identified during the third quarter of 2019 as Spin-Off costs and are now included in our three and six months ended adjustments.

(4)

Represents the tax effect of pre-tax items excluded from Adjusted net income and the removal of discrete tax items, including the income tax impacts of the Tax Act. The tax effect of pre-tax items excluded from Adjusted net income is computed by adjusting the tax rate to exclude the pre-tax non-GAAP adjustments noted above.

(5)

Adjusted net income (Non-GAAP) was previously presented as Adjusted net income excluding Honeywell reimbursement agreement payments (Non-GAAP). Basic adjusted earnings per share (Non-GAAP) and Diluted adjusted earnings per share (Non-GAAP) were previously reduced by the impact of assumed cash payments related to the Honeywell reimbursement agreement. Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP). The change in presentation was made to more accurately reflect the underlying performance indicators of the business in Adjusted net income and Adjusted EBITDA. The Honeywell reimbursement agreement cash payments are a liquidity measure and will be included within the cash flow and liquidity discussions. Management believes that this presentation more clearly presents underlying operations as the amounts related to the Honeywell reimbursement agreement are recorded in net income are based on when such amounts become probable and reasonably estimable, which will not align with the significant variability in the timing of when the actual cash payment is made.

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, (C) the impact of potential facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI Global Distribution segment, including the timing for our ability to reopen any facilities that have been or may be closed and/or to ramp up operations at such facilities and meet related customer demand, and (D) the impact of employee salary reductions, furloughs and other actions we have taken or may take in response to the COVID-19 pandemic, (2) our ability to continue discussions and reach agreement with Honeywell with respect to modifications to some of the agreements that govern our relationship, and any potential disputes that have arisen or may hereafter arise with Honeywell if we are unable to reach such agreement, and (3) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, such as (i) the impact of the COVID-19 pandemic on our business and operations, (ii) the progress and results of, and our ability to implement the opportunities identified in the comprehensive F&O review, including whether the implementation of the F&O review will provide meaningful financial benefits in 2020, 2021, 2022 and beyond (iii) our ability to address issues that impacted our performance in 2019, including our ability to redesign our product introduction process, enhance our value engineering and cost reduction initiative for existing product platforms, and enhance our product management capabilities, (v) our ability to timely and adequately execute on anticipated new product launches, including GRIP and non-connected product launches, and (vi) the impact of the purported class action litigation and derivative shareholder litigation commenced against Resideo and certain of its current and former directors and executive officers. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release, and we caution investors not to place undue reliance on any such forward-looking statements.

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted net income, Adjusted basic and diluted earnings per share, and other financial measures not compliant with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are adjusted for certain items above and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provide useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to the tables above in this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. We believe Adjusted EBITDA, Adjusted net income and Adjusted basic and diluted earnings per share are important indicators of operating performance. They should be read in connection with our financial statements presented in accordance with GAAP.

Adjusted net income was previously presented as Adjusted net income excluding Honeywell reimbursement agreement payments (Non-GAAP). Basic adjusted earnings per share (Non-GAAP) and Diluted adjusted earnings per share (Non-GAAP) were previously reduced by the impact of assumed cash payments related to the Honeywell reimbursement agreement. Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP). The change in presentation was made to more accurately reflect the underlying performance indicators of the business in Adjusted net income and Adjusted EBITDA. The Honeywell reimbursement agreement cash payments are a liquidity measure and will be included within the cash flow and liquidity discussions. Management believes that this presentation more clearly presents underlying operations as the amounts related to the Honeywell reimbursement agreement are recorded in net income are based on when such amounts become probable and reasonably estimable, which will not align with the significant variability in the timing of when the actual cash payment is made.

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